Contact:	Mark E. Secor
Chief Financial Officer
Phone:	(219) 873-2611
Fax:	(219) 874-9280
Date:	April 27, 2022

FOR IMMEDIATE RELEASE

Horizon Bancorp, Inc. Reports First Quarter 2022 EPS of $0.54 on Record Profitability,
Higher Fees and Pre–Tax, Pre–Provision Net Income, and
Organic Growth in Total, Commercial and Consumer Loans

Michigan City, Indiana, April 27, 2022 (GLOBE NEWSWIRE) — (NASDAQ GS: HBNC) — Horizon Bancorp, Inc. (“Horizon” or the “Company”) announced its unaudited financial results for the three months ending March 31, 2022.

“The intentional build out of Horizon’s lending teams, technology, durable customer relationships, and low–cost Midwest deposit franchise is reflected in the Company’s first quarter loan growth, higher fees and pre–tax, pre–provision net income, and record earnings,” Chairman and CEO Craig M. Dwight said. “We believe our asset sensitive balance sheet, strong credit quality and scalable business model will continue to provide an excellent foundation for organic growth in commercial and consumer lending, revenue and profits, along with incremental improvement in operating leverage through 2022.”

First Quarter 2022 Highlights

•Net income grew to a record $23.6 million, up 10.0% from the linked quarter and 15.4% from the prior year period. Diluted earnings per share (“EPS”) of $0.54 was up from $0.49 for the fourth quarter of 2021 and $0.46 for the first quarter of 2021.

•Pre–tax, pre–provision net income grew to $25.7 million, up 9.7% from the linked quarter and 6.1% from the prior year period. This non–GAAP financial measure is utilized by banks to provide a greater understanding of pre–tax profitability before giving effect to credit loss expense. (See the “Non–GAAP Reconciliation of Pre–Tax, Pre–Provision Net Income” table below.) Horizon recorded a provision release of $1.4 million in the quarter and $2.1 million in the linked quarter, as well as provision expense of $367,000 in the prior year period.

•Reported net interest margin (“NIM”) was 2.99% and adjusted NIM was 2.93%, with reported NIM increasing by two basis points and adjusted NIM increasing by seven basis points from the fourth quarter of 2021. (See the “Non-GAAP Reconciliation of Net Interest Margin” table below for the definition of this non–GAAP calculation of adjusted NIM.)

•The Company was asset sensitive as of March 31, 2022 but less than the previous quarter as additional cash was deployed to higher yielding assets. Due to the deployment of cash the base case estimate increased over $10.0 million from last quarter and reduced estimates for parallel rate shocks to the balance sheet, at a 100 basis point shock and 200 basis point shock, to net interest income increases of approximately $2.5 million and $3.8 million, respectively.

•The steepening of the yield curve during the first quarter resulted in unrealized losses on available for sale investments of $73.6 million compared to unrealized gains of $7.2 million at December 31, 2021. The impact to the tangible capital ratio was a decrease of 67 basis points from 7.61% at December 31, 2021 to 6.94% at March 31, 2022, an 8.8% decrease.

•The Bank's capital is still robust with leverage and risk based capital ratios of 9.7% and 15.21%, respectively.

Horizon Bancorp, Inc. Reports First Quarter 2022 EPS of $0.54
•Total loans, excluding Federal Paycheck Protection Program (“PPP”) loans and sold commercial participation loans, grew by 2.3%, or 9.5% annualized, during the first quarter to $3.66 billion at period end from $3.57 billion on December 31, 2021.

•Commercial loans, excluding PPP loans and sold commercial participation loans, grew by 3.3%, or 13.5% annualized, during the first quarter to a record $2.20 billion from $2.13 billion on December 31, 2021.

•Consumer loans grew by 3.7%, or 14.9% annualized, during the first quarter to a record $753.9 million at period end.

•The decline in residential mortgage loans slowed during the first quarter with a 0.2% reduction to $593.4 million at period end, as refinancing activity decreased and we experienced movement to adjustable rate products which are held on the balance sheet. Gain on sale of mortgage loans and mortgage warehouse income only constituted 4.7% of total revenue in the first quarter of 2022.

•Non–interest expense was $36.6 million in the quarter, or 2.03% of average assets on an annualized basis, compared to $39.4 million, or 2.09%, in the fourth quarter of 2021 and $32.2 million, or 2.20%, in the first quarter of 2021. As previously disclosed, acquisition–related and non–recurring Department of Labor (“DOL”) Employee Stock Ownership Plan (“ESOP“) settlement expenses totaled $2.8 million in the fourth quarter of 2021.
•The efficiency ratio for the period was 58.74% compared to 62.69% for the fourth quarter of 2021 and 57.03% for the first quarter of 2021. The adjusted efficiency ratio was 58.74% compared to 58.25% for the fourth quarter of 2021 and 57.97% for the first quarter of 2021. (See the “Non-GAAP Calculation and Reconciliation of Efficiency Ratio and Adjusted Efficiency Ratio” table below.)

•As part of the Company’s annual branch performance review of Horizon Bank’s (the “Bank”) retail network, Horizon’s Board of Directors approved the permanent closure of seven branch locations in the second half of 2022. We expect to incur a one–time charge of approximately $432,000 with an earn–back period of approximately six months.
•Horizon’s in–market consumer and commercial deposit relationships, including those on–boarded as part of its branch acquisition near the end of the third quarter of 2021, combined with strategic pricing moves to manage deposit growth and runoff of higher–priced time deposits, contributed to continued improvement in the cost of interest bearing liabilities, which declined to 0.30% in the quarter, compared to 0.31% in the fourth quarter of 2021 and 0.50% in the first quarter of 2021.

•Asset quality remains favorable as evidenced by non–performing loans at 0.54% of total loans at period end and net charge–offs to average loans represented 0.00% for the first quarter of 2022.

Summary

	For the Three Months Ended
	March 31,	December 31,	March 31,
Net Interest Income and Net Interest Margin	2022	2021	2021
Net interest income	$48,171	$49,976	$42,538
Net interest margin	2.99%	2.97%	3.29%
Adjusted net interest margin	2.93%	2.86%	3.17%

“Sequential quarter net interest margin expansion begins to illustrate the Company’s asset sensitive balance sheet positioning.” Mr. Dwight said. “We expect to see continued NIM improvement in 2022 driven by both rates and loan volume, along with deposit betas that we believe will remain in line with or better than in–footprint competition, given Horizon’s mix of commercial and retail relationships, strong marketplace positioning and conservative expectations for higher–priced deposit runoff.”

Horizon Bancorp, Inc. Reports First Quarter 2022 EPS of $0.54

	For the Three Months Ended
	March 31,	December 31,	March 31,
Asset Yields and Funding Costs	2022	2021	2021
Interest earning assets	3.22%	3.20%	3.66%
Interest bearing liabilities	0.30%	0.31%	0.50%

	For the Three Months Ended
Non–interest Income and	March 31,	December 31,	March 31,
Mortgage Banking Income	2022	2021	2021
Total non–interest income	$14,155	$12,828	$13,873
Gain on sale of mortgage loans	2,027	4,167	5,296
Mortgage servicing income net of impairment	3,489	300	213

	For the Three Months Ended
	March 31,	December 31,	March 31,
Non–interest Expense	2022	2021	2021
Total non–interest expense	$36,610	$39,370	$32,172
Annualized non–interest expense to average assets	2.03%	2.09%	2.20%

	For the Three Months Ended
	March 31,	December 31,	March 31,
Credit Quality	2022	2021	2021
Allowance for credit losses to total loans	1.41%	1.51%	1.56%
Non–performing loans to total loans	0.54%	0.53%	0.68%
Percent of net charge–offs to average loans outstanding for the period	0.00%	0.04%	0.01%

Allowance for	December 31,	Net Reserve	March 31,
Credit Losses	2021	1Q22	2022
Commercial	$40,775	$(2,986)	$37,789
Retail Mortgage	3,856	495	4,351
Warehouse	1,059	(4)	1,055
Consumer	8,596	717	9,313
Allowance for Credit Losses (“ACL”)	$54,286	$(1,778)	$52,508
ACL / Total Loans	1.51%		1.41%
Acquired Loan Discount (“ALD”)	$9,097	$(769)	$8,328

“Our 2.03% annualized non–interest expense to average assets continues to represent an improvement over the prior quarter and the first quarter supports our full–year 2022 target of less than 2% for this performance metric,” Mr. Dwight said. “Even with nationwide wage inflation and the ongoing operating costs associated with our branch acquisition last fall, we believe our scalable and technology–enabled model, along with our disciplined expense management culture and annual branch network review process, will enable us to achieve our target for the full year.”

Horizon Bancorp, Inc. Reports First Quarter 2022 EPS of $0.54
Income Statement Highlights

Net income for the first quarter of 2022 was $23.6 million, or $0.54 diluted earnings per share, compared to $21.4 million, or $0.49, for the linked quarter and $20.4 million, or $0.46, for the prior year period. This represents the highest quarterly net income in the Company’s history.

Adjusted net income for the first quarter of 2022 was $23.6 million, or $0.54 diluted earnings per share, compared to $23.7 million, or $0.54, for the linked quarter and $19.7 million, or $0.44, for the prior year period. Adjusted net income, which is not calculated according to generally accepted accounting principles (“GAAP”), is a measure that Horizon uses to provide a greater understanding of operating profitability. (See the “Non–GAAP Reconciliation of Net Income” table below.)

The increase in net income for the first quarter of 2022 when compared to the fourth quarter of 2021 reflects an increase in non–interest income of $1.3 million, a decrease in non–interest expense of $2.8 million and a decrease in income tax expense of $541,000. These items were offset by a decrease in net interest income of $1.8 million and a decrease in provision release of $685,000 for the first quarter of 2022 when compared to the fourth quarter of 2021.

Interest income includes the recognition of PPP loan interest and net loan processing fees totaling $457,000 in the first quarter of 2022, compared to $2.1 million in the linked quarter. On March 31, 2022, the Company had $141,000 in net deferred PPP loan processing fees outstanding and $6.7 million in PPP loans outstanding. PPP loan net deferred fees and loans outstanding at December 31, 2021 were $561,000 and $25.8 million, respectively.

First quarter 2022 income from the gain on sale of mortgage loans totaled $2.0 million, down from $4.2 million in the linked quarter and down from $5.3 million in the prior year period.

Non–interest expense of $36.6 million in the first quarter of 2022, including ongoing operating expenses associated with the September 2021 acquisition of 14 branches and low–cost deposits to expand Horizon’s Michigan franchise, reflected a $1.8 million decrease in other losses, a $814,000 decrease in salaries and employee benefits, a decrease of $258,000 in loan expenses and a decrease of $224,000 in professional fees, offset by an increase in occupancy expense of $357,000 and an increase in outside services and consultants of $268,000 from the linked quarter. As previously disclosed, acquisition–related and non–recurring DOL ESOP settlement expenses totaled $2.8 million in the fourth quarter of 2021.

The increase in net income for the first quarter of 2022 when compared to the same prior year period reflects an increase in net interest income of $5.6 million, a decrease in credit loss expense of $1.8 million and an increase in non–interest income of $282,000, offset by an increase in non–interest expense of $4.4 million and an increase in income tax expense of $89,000.

Horizon Bancorp, Inc. Reports First Quarter 2022 EPS of $0.54

Non–GAAP Reconciliation of Net Income
(Dollars in Thousands, Unaudited)
	Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2022	2021	2021	2021	2021
Net income as reported	$23,563	$21,425	$23,071	$22,173	$20,422
Acquisition expenses	—	884	799	242	—
Tax effect	—	(184)	(166)	(51)	—
Net income excluding acquisition expenses	23,563	22,125	23,704	22,364	20,422
Credit loss expense acquired loans	—	—	2,034	—	—
Tax effect	—	—	(427)	—	—
Net income excluding credit loss expense acquired loans	23,563	22,125	25,311	22,364	20,422
Gain on sale of ESOP trustee accounts	—	—	(2,329)	—	—
Tax effect	—	—	489	—	—
Net income excluding gain on sale of ESOP trustee accounts	23,563	22,125	23,471	22,364	20,422
DOL ESOP settlement expenses	—	1,900	—	—	—
Tax effect	—	(315)	—	—	—
Net income excluding DOL ESOP settlement expenses	23,563	23,710	23,471	22,364	20,422
(Gain) / loss on sale of investment securities	—	—	—	—	(914)
Tax effect	—	—	—	—	192
Net income excluding (gain) / loss on sale of investment securities	23,563	23,710	23,471	22,364	19,700
Death benefit on bank owned life insurance (“BOLI”)	—	—	(517)	(266)	—
Net income excluding death benefit on BOLI	23,563	23,710	22,954	22,098	19,700
Prepayment penalties on borrowings	—	—	—	125	—
Tax effect	—	—	—	(26)	—
Net income excluding prepayment penalties on borrowings	23,563	23,710	22,954	22,197	19,700
Adjusted net income	$23,563	$23,710	$22,954	$22,197	$19,700

Horizon Bancorp, Inc. Reports First Quarter 2022 EPS of $0.54

Non–GAAP Reconciliation of Diluted Earnings per Share
(Dollars in Thousands, Unaudited)
	Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2022	2021	2021	2021	2021
Diluted earnings per share (“EPS”) as reported	$0.54	$0.49	$0.52	$0.50	$0.46
Acquisition expenses	—	0.02	0.02	0.01	—
Tax effect	—	—	—	—	—
Diluted EPS excluding acquisition expenses	0.54	0.51	0.54	0.51	0.46
Credit loss expense acquired loans	—	—	0.05	—	—
Tax effect	—	—	(0.01)	—	—
Diluted EPS excluding credit loss expense acquired loans	0.54	0.51	0.58	0.51	0.46
Gain on sale of ESOP trustee accounts	—	—	(0.05)	—	—
Tax effect	—	—	0.01	—	—
Diluted EPS excluding gain on sale of ESOP trustee accounts	0.54	0.51	0.54	0.51	0.46
DOL ESOP settlement expenses	—	0.04	—	—	—
Tax effect	—	(0.01)	—	—	—
Diluted EPS excluding DOL ESOP settlement expenses	0.54	0.54	0.54	0.51	0.46
(Gain) / loss on sale of investment securities	—	—	—	—	(0.02)
Tax effect	—	—	—	—	—
Diluted EPS excluding (gain) / loss on sale of investment securities	0.54	0.54	0.54	0.51	0.44
Death benefit on bank owned life insurance (“BOLI”)	—	—	(0.02)	(0.01)	—
Diluted EPS excluding death benefit on BOLI	0.54	0.54	0.52	0.50	0.44
Prepayment penalties on borrowings	—	—	—	—	—
Tax effect	—	—	—	—	—
Diluted EPS excluding prepayment penalties on borrowings	0.54	0.54	0.52	0.50	0.44
Adjusted diluted EPS	$0.54	$0.54	$0.52	$0.50	$0.44

Horizon Bancorp, Inc. Reports First Quarter 2022 EPS of $0.54

Non–GAAP Reconciliation of Pre–Tax, Pre–Provision Net Income
(Dollars in Thousands, Unaudited)
	Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2022	2021	2021	2021	2021
Pre–tax income	$27,102	$25,505	$27,127	$25,943	$23,872
Credit loss expense	(1,386)	(2,071)	1,112	(1,492)	367
Pre–tax, pre–provision net income	$25,716	$23,434	$28,239	$24,451	$24,239

Pre–tax, pre–provision net income	$25,716	$23,434	$28,239	$24,451	$24,239
Acquisition expenses	—	884	799	242	—
Gain on sale of ESOP trustee accounts	—	—	(2,329)	—	—
DOL ESOP settlement expenses	—	1,900	—	—	—
(Gain) / loss on sale of investment securities	—	—	—	—	(914)
Death benefit on BOLI	—	—	(517)	(266)	—
Prepayment penalties on borrowings	—	—	—	125	—
Adjusted pre–tax, pre–provision net income	$25,716	$26,218	$26,192	$24,552	$23,325

Horizon’s net interest margin increased to 2.99% for the first quarter of 2022 compared to 2.97% for the fourth quarter of 2021. The increase in net interest margin reflects an increase in the yield on interest earning assets of two basis points and a decrease in the cost of interest bearing liabilities of one basis point. Interest income from acquisition–related purchase accounting adjustments was $903,000 lower during the first quarter of 2022 when compared to the fourth quarter of 2021.

Horizon’s net interest margin decreased to 2.99% for the first quarter of 2022 compared to 3.29% for the first quarter of 2021. The decrease in net interest margin reflects a decrease in the yield on interest earning assets of 44 basis points offset by a decrease in the cost of interest bearing liabilities of 20 basis points.

The net interest margin was impacted during the first quarter of 2022 and fourth quarter of 2021 by PPP loans that were originated. Horizon estimates that the PPP loans increased the net interest margin by 2 basis points for the first quarter of 2022 and 10 basis points for the fourth quarter of 2021, respectively. This assumes these PPP loans were not included in average interest earning assets or interest income and were primarily funded by the growth in non–interest bearing deposits.

The net interest margin was also impacted during the first quarter of 2022 and fourth quarter of 2021 by excess liquidity carried on the balance sheet through increased deposits. Horizon estimates that the excess liquidity compressed the net interest margin by 11 basis points for the first quarter of 2022 and 32 basis points for the fourth quarter of 2021, respectively. This assumes that the excess liquidity was not included in average interest earning assets or interest income and was excluded from non–interest bearing deposits.

Horizon Bancorp, Inc. Reports First Quarter 2022 EPS of $0.54

Non–GAAP Reconciliation of Net Interest Margin
(Dollars in Thousands, Unaudited)
	Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2022	2021	2021	2021	2021
Net interest income as reported	$48,171	$49,976	$46,544	$42,632	$42,538
Average interest earning assets	6,800,549	6,938,258	6,033,088	5,659,384	5,439,634
Net interest income as a percentage of average interest earning assets (“Net Interest Margin”)	2.99%	2.97%	3.17%	3.14%	3.29%

Net interest income as reported	$48,171	$49,976	$46,544	$42,632	$42,538
Acquisition–related purchase accounting adjustments (“PAUs”)	(916)	(1,819)	(875)	(230)	(1,579)
Prepayment penalties on borrowings	—	—	—	125	—
Adjusted net interest income	$47,255	$48,157	$45,669	$42,527	$40,959
Adjusted net interest margin	2.93%	2.86%	3.12%	3.13%	3.17%

Net interest margin, excluding acquisition–related purchase accounting adjustments (“adjusted net interest margin”), was 2.93% for the first quarter of 2021, compared to 2.86% for the linked quarter and 3.17% for the first quarter of 2020. Interest income from acquisition–related purchase accounting adjustments was $916,000, $1.8 million and $1.6 million for the three months ended March 31, 2022, December 31, 2021 and March 31, 2021, respectively.

Lending Activity

Total loan balances were $3.72 billion, or $3.66 billion excluding PPP loans and sold commercial participation loans, on March 31, 2022. Total loans were $3.66 billion, or $3.57 billion excluding PPP loans and sold commercial participation loans, on December 31, 2021. During the three months ended March 31, 2022, commercial loans, excluding PPP loans and sold commercial participation loans, increased $70.9 million and consumer loans increased $26.6 million, offset by decreases in PPP loans of $19.1 million, loans held for sale of $8.8 million, sold commercial participation loans of $6.4 million mortgage warehouse loans of $3.9 million and residential mortgage loans of $1.0 million. PPP loan income was $457,000, $2.1 million and $3.2 million for the three months ended March 31, 2022, December 31, 2021 and March 31, 2021, respectively.

Following a recent review of commercial participation loan sold agreements, the Company determined that total loan balance amounts must include all commercial participations sold with a corresponding secured borrowing, as they do not qualify for sales treatment based on accounting guidelines. This resulted in revising December 31, 2021 net loan and borrowing line items on the balance sheet with the March 31, 2022 reporting. Net loan and borrowing line items for December 31, 2021 was $56.5 million of commercial participations sold and for March 31, 2022 was $50.5 million of commercial participations sold.

Horizon Bancorp, Inc. Reports First Quarter 2022 EPS of $0.54

Loan Growth by Type, Excluding Acquired Loans
(Dollars in Thousands, Unaudited)
	March 31,	December 31,	Amount	QTD	Annualized
	2022	2021	Change	% Change	% Change
Commercial, excluding PPP loans and sold commercial participation loans	$2,202,568	$2,131,644	$70,924	3.3%	13.5%
PPP loans	6,705	25,844	(19,139)	(74.1)%	(300.3)%
Sold commercial participation loans	50,054	56,457	(6,403)	(11.3)%	(46.0)%
Residential mortgage	593,372	594,382	(1,010)	(0.2)%	(0.7)%
Consumer	753,900	727,259	26,641	3.7%	14.9%
Subtotal	3,606,599	3,535,586	71,013	2.0%	8.1%
Loans held for sale	3,781	12,579	(8,798)	(69.9)%	(283.7)%
Mortgage warehouse	105,118	109,031	(3,913)	(3.6)%	(14.6)%
Total loans	$3,715,498	$3,657,196	$58,302	1.6%	6.5%

Total loans, excluding PPP loans and sold commercial participation loans	$3,658,739	$3,574,895	$83,844	2.3%	9.5%
Residential mortgage lending activity for the three months ended March 31, 2022 generated $2.0 million in income from the gain on sale of mortgage loans, decreasing $2.1 million from the fourth quarter of 2021 and $3.3 million from the first quarter of 2021. Total mortgage origination volume for the first quarter of 2022, including loans placed into the portfolio, totaled $118.9 million, representing a decrease of 20.9% from fourth quarter 2021 levels, and a decrease of 23.5% from the first quarter of 2021. As a percentage of total mortgage loan originations, 44% of the volume was from refinancings and 56% was from loans for new home purchases during the first quarter of 2022. Total origination volume of mortgage loans sold to the secondary market totaled $81.3 million, representing a decrease of 15.1% from the fourth quarter of 2021 and a decrease of 35.5% from the first quarter of 2021.

Gain on sale of mortgage loans and mortgage warehousing income was 4.7% of total revenue for the three months ended March 31, 2022, compared to 8.6% for the linked quarter and 13.8% for the three months ended March 31, 2021.

Deposit Activity

Total deposit balances were $5.85 billion on March 31, 2022 compared to $5.80 billion on December 31, 2021, an increase of $48.5 million.

Deposit Growth by Type, Excluding Acquired Deposits
(Dollars in Thousands, Unaudited)
	March 31,	December 31,	Amount	QTD	Annualized
	2022	2022	Change	% Change	% Change
Non–interest bearing	$1,325,570	$1,360,338	$(34,768)	(2.6)%	(10.4)%
Interest bearing	3,782,644	3,711,767	70,877	1.9%	7.7%
Time deposits	743,283	730,886	12,397	1.7%	6.9%
Total deposits	$5,851,497	$5,802,991	$48,506	0.8%	3.4%

Horizon Bancorp, Inc. Reports First Quarter 2022 EPS of $0.54
Expense Management

	Three Months Ended
	March 31,			December 31,
	2022			2021			Adjusted
Non–interest Expense	Actual	Acquisition & Non–Recurring Expenses	Adjusted	Actual	Acquisition & Non–Recurring Expenses	Adjusted	Amount Change	Percent Change
Salaries and employee benefits	$19,735	$—	$19,735	$20,549	$(202)	$20,347	$(612)	(3.0)%
Net occupancy expenses	3,561	—	3,561	3,204	—	3,204	357	11.1%
Data processing	2,537	—	2,537	2,672	(1)	2,671	(134)	(5.0)%
Professional fees	314	—	314	562	(45)	517	(203)	(39.3)%
Outside services and consultants	2,525	—	2,525	2,197	(162)	2,035	490	24.1%
Loan expense	2,545	—	2,545	2,803	(83)	2,720	(175)	(6.4)%
FDIC insurance expense	725	—	725	798	(6)	792	(67)	(8.5)%
Other losses	168	—	168	1,925	(1,904)	21	147	700.0%
Other expense	4,500	—	4,500	4,660	(381)	4,279	221	5.2%
Total non–interest expense	$36,610	$—	$36,610	$39,370	$(2,784)	$36,586	$24	0.1%
Annualized non–interest expense to average assets	2.03%		2.03%	2.09%		1.95%

Total non–interest expense was $2.8 million lower in the first quarter of 2022 when compared to the fourth quarter of 2021. The decrease was primarily due to a decrease in other losses of $1.8 million as a result of the $1.9 million ESOP settlement expense recorded in the fourth quarter of 2021 and a decrease in salaries and employee benefits expense of $814,000. Excluding acquisition–related expenses and non–recurring DOL ESOP settlement expenses, total non–interest expense increased $24,000 in the first quarter of 2022 when compared to the fourth quarter of 2021. (See the “Non–GAAP Calculation and Reconciliation of Efficiency Ratio and Adjusted Efficiency Ratio” table below for these non–GAAP calculations.)

	Three Months Ended
	March 31,	March 31,
	2022	2021
Non–interest Expense	Actual	Actual	Amount Change	Percent Change
Salaries and employee benefits	$19,735	$16,871	$2,864	17.0%
Net occupancy expenses	3,561	3,318	243	7.3%
Data processing	2,537	2,376	161	6.8%
Professional fees	314	544	(230)	(42.3)%
Outside services and consultants	2,525	1,702	823	48.4%
Loan expense	2,545	2,822	(277)	(9.8)%
FDIC insurance expense	725	800	(75)	(9.4)%
Other losses	168	283	(115)	(40.6)%
Other expense	4,500	3,456	1,044	30.2%
Total non–interest expense	$36,610	$32,172	$4,438	13.8%
Annualized non–interest expense to average assets	2.03%	2.20%

Total non–interest expense was $4.4 million higher in the first quarter of 2022 when compared to the first quarter of 2021. The increases in expenses was primarily due to an increase in salaries and employee benefits of $2.9 million, an increase in other expense of $1.0 million, an increase in outside services and consultants of $823,000 and an increase in net occupancy expenses of $243,000, offset by a decrease of $277,000 in loan expense and a decrease of $230,000 in professional fees.

Horizon Bancorp, Inc. Reports First Quarter 2022 EPS of $0.54
Annualized non–interest expense as a percent of average assets was 2.03%, 2.09% and 2.20% for the three months ended March 31, 2022, December 31, 2021 and March 31, 2021, respectively. Annualized non–interest expense, excluding acquisition expenses and non–recurring DOL ESOP settlement expenses, as a percent of average assets was 2.03%, 1.95% and 2.20% for the three months ended March 31, 2022, December 31, 2021 and March 31, 2021, respectively. (See the “Non–GAAP Calculation and Reconciliation of Efficiency Ratio and Adjusted Efficiency Ratio” table below for these non–GAAP calculations.)

Income tax expense totaled $3.5 million for the first quarter of 2022, a decrease of $541,000 when compared to the fourth quarter of 2021 and an increase of $89,000 when compared to the first quarter of 2021.

Capital

The capital resources of the Company and the Bank exceeded regulatory capital ratios for “well capitalized” banks at March 31, 2022. Stockholders’ equity totaled $677.5 million at March 31, 2022 and the ratio of average stockholders’ equity to average assets was 9.79% for the three months ended March 31, 2022.

Tangible book value per common share (“TBVPS”) declined $1.03 in the first quarter of 2022 to $11.55 at period end, as unrealized net losses on securities available for sale (“AFS”) of $1.48 per common share reduced other comprehensive income (“OCI”) by $64.3 million in the first three months of this year. Fluctuations in the fair market value of AFS are widely expected to be recorded by banks in the first quarter of 2022.

The following table presents the actual regulatory capital dollar amounts and ratios of the Company and the Bank as of March 31, 2022.

	Actual		Required for Capital Adequacy Purposes		Required for Capital Adequacy Purposes with Capital Buffer		Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio	Amount	Ratio
Total capital (to risk–weighted assets)
Consolidated	$733,695	15.21%	$385,869	8.00%	$506,452	10.50%	N/A	N/A
Bank	685,676	14.22%	385,665	8.00%	506,186	10.50%	$482,082	10.00%
Tier 1 capital (to risk–weighted assets)
Consolidated	679,232	14.08%	289,401	6.00%	409,985	8.50%	N/A	N/A
Bank	631,214	13.09%	289,249	6.00%	409,769	8.50%	385,665	8.00%
Common equity tier 1 capital (to risk–weighted assets)
Consolidated	541,696	11.64%	217,051	4.50%	337,635	7.00%	N/A	N/A
Bank	631,214	13.09%	216,937	4.50%	337,457	7.00%	313,353	6.50%
Tier 1 capital (to average assets)
Consolidated	679,232	9.70%	280,233	4.00%	280,233	4.00%	N/A	N/A
Bank	631,214	9.03%	279,627	4.00%	279,627	4.00%	349,534	5.00%

Liquidity

The Bank maintains a stable base of core deposits provided by long–standing relationships with individuals and local businesses. These deposits are the principal source of liquidity for Horizon. Other sources of liquidity for Horizon include earnings, loan repayment, investment security sales and maturities, proceeds from the sale of residential mortgage loans, unpledged investment securities and borrowing relationships with correspondent banks, including the Federal Home Loan Bank of Indianapolis (the “FHLB”). At March 31, 2022, in addition to liquidity available from the normal operating, funding, and investing activities of Horizon, the Bank had approximately $575.3 million in unused credit lines with various money center banks, including the FHLB and the Federal Reserve Discount Window. The Bank had approximately $2.3 billion of unpledged investment securities at March 31, 2022.

Horizon Bancorp, Inc. Reports First Quarter 2022 EPS of $0.54

Use of Non–GAAP Financial Measures

Certain information set forth in this press release refers to financial measures determined by methods other than in accordance with GAAP. Specifically, we have included non–GAAP financial measures relating to net income, diluted earnings per share, net interest margin, tangible stockholders’ equity, tangible book value per share, efficiency ratio, the return on average assets, the return on average equity and pre–tax, pre–provision net income. In each case, we have identified special circumstances that we consider to be non–recurring and have excluded them. We believe that this shows the impact of such events as acquisition–related purchase accounting adjustments, among others we have identified in our reconciliations. Horizon believes these non–GAAP financial measures are helpful to investors and provide a greater understanding of our business and financial results without giving effect to the purchase accounting impacts and one–time costs of acquisitions and non–recurring items. These measures are not necessarily comparable to similar measures that may be presented by other companies and should not be considered in isolation or as a substitute for the related GAAP measure. See the tables and other information below and contained elsewhere in this press release for reconciliations of the non–GAAP information identified herein and its most comparable GAAP measures.

Non–GAAP Reconciliation of Tangible Stockholders’ Equity and Tangible Book Value per Share
(Dollars in Thousands, Unaudited)

	March 31,	December 31,	September 30,	June 30,	March 31,
	2022	2021	2021	2021	2021
Total stockholders’ equity	$677,450	$723,209	$708,542	$710,374	$689,379
Less: Intangible assets	174,588	175,513	183,938	172,398	173,296
Total tangible stockholders’ equity	$502,862	$547,696	$524,604	$537,976	$516,083
Common shares outstanding	43,572,796	43,547,942	43,520,694	43,950,720	43,949,189
Book value per common share	$15.56	$16.61	$16.28	$16.16	$15.69
Tangible book value per common share	$11.55	$12.58	$12.05	$12.24	$11.74

Horizon Bancorp, Inc. Reports First Quarter 2022 EPS of $0.54

Non–GAAP Calculation and Reconciliation of Efficiency Ratio and Adjusted Efficiency Ratio
(Dollars in Thousands, Unaudited)
	Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2022	2021	2021	2021	2021
Non–interest expense as reported	$36,610	$39,370	$34,349	$33,388	$32,172
Net interest income as reported	48,171	49,976	46,544	42,632	42,538
Non–interest income as reported	$14,155	$12,828	$16,044	$15,207	$13,873
Non–interest expense / (Net interest income + Non–interest income) (“Efficiency Ratio”)	58.74%	62.69%	54.88%	57.73%	57.03%

Non–interest expense as reported	$36,610	$39,370	$34,349	$33,388	$32,172
Acquisition expenses	—	(884)	(799)	(242)	—
DOL ESOP settlement expenses	—	(1,900)	—	—	—
Non–interest expense excluding acquisition and DOL ESOP settlement expenses	36,610	36,586	33,550	33,146	32,172
Net interest income as reported	48,171	49,976	46,544	42,632	42,538
Prepayment penalties on borrowings	—	—	—	125	—
Net interest income excluding prepayment penalties on borrowings	48,171	49,976	46,544	42,757	42,538
Non–interest income as reported	14,155	12,828	16,044	15,207	13,873
Gain on sale of ESOP trustee accounts	—	—	(2,329)	—	—
(Gain) / loss on sale of investment securities	—	—	—	—	(914)
Death benefit on BOLI	—	—	(517)	(266)	—
Non–interest income excluding (gain) / loss on sale of investment securities and death benefit on BOLI	$14,155	$12,828	$13,198	$14,941	$12,959
Adjusted efficiency ratio	58.74%	58.25%	56.16%	57.45%	57.97%

Horizon Bancorp, Inc. Reports First Quarter 2022 EPS of $0.54

Non–GAAP Reconciliation of Return on Average Assets
(Dollars in Thousands, Unaudited)
	Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2022	2021	2021	2021	2021
Average assets	$7,319,675	$7,461,343	$6,507,673	$6,142,507	$5,936,149
Return on average assets (“ROAA”) as reported	1.31%	1.14%	1.41%	1.45%	1.40%
Acquisition expenses	—	0.05	0.05	0.02	—
Tax effect	—	(0.01)	(0.01)	—	—
ROAA excluding acquisition expenses	1.31	1.18	1.45	1.47	1.40
Credit loss expense acquired loans	—	—	0.12	—	—
Tax effect	—	—	(0.03)	—	—
ROAA excluding credit loss expense on acquired loans	1.31	1.18	1.54	1.47	1.40
Gain on sale of ESOP trustee accounts	—	—	(0.14)	—	—
Tax effect	—	—	0.03	—	—
ROAA excluding gain on sale of ESOP trustee accounts	1.31	1.18	1.43	1.47	1.40
DOL ESOP settlement expenses	—	0.10	—	—	—
Tax effect	—	(0.02)	—	—	—
ROAA excluding DOL ESOP settlement expenses	1.31	1.26	1.43	1.47	1.40
(Gain) / loss on sale of investment securities	—	—	—	—	(0.06)
Tax effect	—	—	—	—	0.01
ROAA excluding (gain) / loss on sale of investment securities	1.31	1.26	1.43	1.47	1.35
Death benefit on BOLI	—	—	(0.03)	(0.02)	—
ROAA excluding death benefit on BOLI	1.31	1.26	1.40	1.45	1.35
Prepayment penalties on borrowings	—	—	—	0.01	—
Tax effect	—	—	—	—	—
ROAA excluding prepayment penalties on borrowings	1.31	1.26	1.40	1.46	1.35
Adjusted ROAA	1.31%	1.26%	1.40%	1.46%	1.35%

Horizon Bancorp, Inc. Reports First Quarter 2022 EPS of $0.54

Non–GAAP Reconciliation of Return on Average Common Equity
(Dollars in Thousands, Unaudited)
	Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2022	2021	2021	2021	2021
Average common equity	$716,341	$719,643	$724,412	$706,652	$697,401
Return on average common equity (“ROACE”) as reported	13.34%	11.81%	12.64%	12.59%	11.88%
Acquisition expenses	—	0.49	0.44	0.14	—
Tax effect	—	(0.10)	(0.09)	(0.03)	—
ROACE excluding acquisition expenses	13.34	12.20	12.99	12.70	11.88
Credit loss expense acquired loans	—	—	1.11	—	—
Tax effect	—	—	(0.23)	—	—
ROACE excluding credit loss expense acquired loans	13.34	12.20	13.87	12.70	11.88
Gain on sale of ESOP trustee accounts	—	—	(1.28)	—	—
Tax effect	—	—	0.27	—	—
ROACE excluding gain on sale of ESOP trustee accounts	13.34	12.20	12.86	12.70	11.88
DOL ESOP settlement expenses	—	1.05	—	—	—
Tax effect	—	(0.17)	—	—	—
ROACE excluding DOL ESOP settlement expenses	13.34	13.08	12.86	12.70	11.88
(Gain) / loss on sale of investment securities	—	—	—	—	(0.53)
Tax effect	—	—	—	—	0.11
ROACE excluding (gain) / loss on sale of investment securities	13.34	13.08	12.86	12.70	11.46
Death benefit on BOLI	—	—	(0.28)	(0.15)	—
ROACE excluding death benefit on BOLI	13.34	13.08	12.58	12.55	11.46
Prepayment penalties on borrowings	—	—	—	0.07	—
Tax effect	—	—	—	(0.01)	—
ROACE excluding prepayment penalties on borrowings	13.34%	13.08%	12.58%	12.61%	11.46%
Adjusted ROACE	13.34%	13.08%	12.58%	12.61%	11.46%

Horizon Bancorp, Inc. Reports First Quarter 2022 EPS of $0.54

Non–GAAP Reconciliation of Return on Average Tangible Equity
(Dollars in Thousands, Unaudited)
	Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2022	2021	2021	2021	2021
Average common equity	$716,341	$719,643	$724,412	$706,652	$697,401
Less: Average intangible assets	176,356	179,594	174,920	173,905	174,785
Average tangible equity	$539,985	$540,049	$549,492	$532,747	$522,616
Return on average tangible equity (“ROATE”) as reported	17.70%	15.74%	16.66%	16.69%	15.85%
Acquisition expenses	—	0.65	0.58	0.18	—
Tax effect	—	(0.14)	(0.12)	(0.04)	—
ROATE excluding acquisition expenses	17.70	16.25	17.12	16.83	15.85
Credit loss expense acquired loans	—	—	1.47	—	—
Tax effect	—	—	(0.31)	—	—
ROATE excluding credit loss expense acquired loans	17.70	16.25	18.28	16.83	15.85
Gain on sale of ESOP trustee accounts	—	—	(1.68)	—	—
Tax effect	—	—	0.35	—	—
ROATE excluding gain on sale of ESOP trustee accounts	17.70	16.25	16.95	16.83	15.85
DOL ESOP settlement expenses	—	1.40	—	—	—
Tax effect	—	(0.23)	—	—	—
ROATE excluding DOL ESOP settlement expenses	17.70	17.42	16.95	16.83	15.85
(Gain) / loss on sale of investment securities	—	—	—	—	(0.71)
Tax effect	—	—	—	—	0.15
ROATE excluding (gain) / loss on sale of investment securities	17.70	17.42	16.95	16.83	15.29
Death benefit on BOLI	—	—	(0.37)	(0.20)	—
ROATE excluding death benefit on BOLI	17.70	17.42	16.58	16.63	15.29
Prepayment penalties on borrowings	—	—	—	0.09	—
Tax effect	—	—	—	(0.02)	—
ROATE excluding prepayment penalties on borrowings	17.70%	17.42%	16.58%	16.70%	15.29%
Adjusted ROATE	17.70%	17.42%	16.58%	16.70%	15.29%

Earnings Conference Call

As previously announced, Horizon will host a conference call to review its first quarter financial results and operating performance.

Participants may access the live conference call on April 28, 2022 at 7:30 a.m. CT (8:30 a.m. ET) by dialing 833–974–2379 from the United States, 866–450–4696 from Canada or 412–317–5772 from international locations and requesting the “Horizon Bancorp Call.” Participants are asked to dial in approximately 10 minutes prior to the call.

A telephone replay of the call will be available approximately one hour after the end of the conference through May 5, 2022. The replay may be accessed by dialing 877–344–7529 from the United States, 855–669–9658 from Canada or 412–317–0088 from other international locations, and entering the access code 7430984.

Horizon Bancorp, Inc. Reports First Quarter 2022 EPS of $0.54
About Horizon Bancorp, Inc.

Horizon Bancorp, Inc. (NASDAQ GS: HBNC) is the $7.4 billion–asset bank holding company for Horizon Bank, which serves customers across diverse and economically attractive Midwestern markets through convenient digital and virtual tools, as well as its Indiana and Michigan branches. Horizon’s retail offerings include prime residential, indirect auto, and other secured consumer lending to in–market customers, as well as a range of personal banking and wealth management solutions. Horizon also provides a comprehensive array of in–market business banking and treasury management services, with commercial lending representing over half of total loans. More information on Horizon, headquartered in Northwest Indiana’s Michigan City, is available at horizonbank.com and investor.horizonbank.com.

Forward Looking Statements

This press release may contain forward–looking statements regarding the financial performance, business prospects, growth and operating strategies of Horizon Bancorp, Inc. and its affiliates (collectively, “Horizon”). For these statements, Horizon claims the protection of the safe harbor for forward–looking statements contained in the Private Securities Litigation Reform Act of 1995. Statements in this press release should be considered in conjunction with the other information available about Horizon, including the information in the filings we make with the Securities and Exchange Commission. Forward–looking statements provide current expectations or forecasts of future events and are not guarantees of future performance. The forward–looking statements are based on management’s expectations and are subject to a number of risks and uncertainties. We have tried, wherever possible, to identify such statements by using words such as “anticipate,” “estimate,” “project,” “intend,” “plan,” “believe,” “will” and similar expressions in connection with any discussion of future operating or financial performance.

Although management believes that the expectations reflected in such forward–looking statements are reasonable, actual results may differ materially from those expressed or implied in such statements. Risks and uncertainties that could cause actual results to differ materially include risk factors relating to the banking industry and the other factors detailed from time to time in Horizon’s reports filed with the Securities and Exchange Commission, including those described in Horizon’s Annual Report on Form 10–K and its quarterly reports on Form 10–Q. Further, statements about the effects of the COVID–19 pandemic on our business, operations, financial performance, and prospects may constitute forward–looking statements and are subject to the risk that the actual impacts may differ, possibly materially, from what is reflected in those forward–looking statements due to factors and future developments that are uncertain, unpredictable, and in many cases beyond our control, including the scope and duration of the pandemic, actions taken by governmental authorities in response to the pandemic, and the direct and indirect impact of the pandemic on our customers, third parties, and us. Undue reliance should not be placed on the forward–looking statements, which speak only as of the date hereof. Horizon does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions that may be made to update any forward–looking statement to reflect the events or circumstances after the date on which the forward–looking statement is made, or reflect the occurrence of unanticipated events, except to the extent required by law.

Horizon Bancorp, Inc. Reports First Quarter 2022 EPS of $0.54

Financial Highlights
(Dollars in Thousands, Unaudited)

	March 31,	December 31,	September 30,	June 30,	March 31,
	2022	2021	2021	2021	2021
Balance sheet:
Total assets	$7,420,328	$7,374,903	$7,534,240	$6,109,227	$6,055,528
Interest earning deposits & federal funds sold	20,827	502,364	872,540	209,304	444,239
Interest earning time deposits	4,046	4,782	5,767	6,994	7,983
Investment securities	3,118,641	2,713,255	2,438,874	1,844,470	1,423,825
Commercial loans	2,259,327	2,176,959	2,173,200	2,104,627	2,177,858
Mortgage warehouse loans	105,118	109,031	169,909	205,311	266,246
Residential mortgage loans	593,372	594,382	603,540	559,437	581,929
Consumer loans	753,900	727,259	713,432	650,144	638,403
Earning assets	6,883,254	6,865,051	7,006,513	5,610,538	5,571,304
Non–interest bearing deposit accounts	1,325,570	1,360,338	1,324,757	1,102,950	1,133,412
Interest bearing transaction accounts	3,782,644	3,711,767	3,875,882	3,105,328	2,947,438
Time deposits	743,283	730,886	779,260	573,348	640,966
Borrowings	728,664	675,753	670,753	439,094	481,488
Subordinated notes	58,786	58,750	58,713	58,676	58,640
Junior subordinated debentures issued to capital trusts	56,850	56,785	56,722	56,662	56,604
Total stockholders’ equity	677,450	723,209	708,542	710,374	689,379

Horizon Bancorp, Inc. Reports First Quarter 2022 EPS of $0.54

Financial Highlights
(Dollars in Thousands Except Share and Per Share Data and Ratios, Unaudited)
	Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2022	2021	2021	2021	2021
Income statement:
Net interest income	$48,171	$49,976	$46,544	$42,632	$42,538
Credit loss expense (recovery)	(1,386)	(2,071)	1,112	(1,492)	367
Non–interest income	14,155	12,828	16,044	15,207	13,873
Non–interest expense	36,610	39,370	34,349	33,388	32,172
Income tax expense	3,539	4,080	4,056	3,770	3,450
Net income	$23,563	$21,425	$23,071	$22,173	$20,422

Per share data:
Basic earnings per share	$0.54	$0.49	$0.53	$0.50	$0.46
Diluted earnings per share	0.54	0.49	0.52	0.50	0.46
Cash dividends declared per common share	0.15	0.15	0.15	0.13	0.13
Book value per common share	15.56	16.61	16.28	16.16	15.69
Tangible book value per common share	11.55	12.58	12.05	12.24	11.74
Market value – high	23.45	21.14	18.47	19.13	19.94
Market value – low	$18.67	$18.01	$15.83	$16.98	$15.43
Weighted average shares outstanding – Basis	43,554,713	43,534,298	43,810,729	43,950,501	43,919,549
Weighted average shares outstanding – Diluted	43,734,556	43,733,416	43,958,870	44,111,103	44,072,581

Key ratios:
Return on average assets	1.31%	1.14%	1.41%	1.45%	1.40%
Return on average common stockholders’ equity	13.34	11.81	12.64	12.59	11.88
Net interest margin	2.99	2.97	3.17	3.14	3.29
Allowance for credit losses to total loans	1.41	1.51	1.55	1.58	1.56
Average equity to average assets	9.79	9.64	11.13	11.50	11.75
Efficiency ratio	58.74	62.69	54.88	57.73	57.03
Annualized non–interest expense to average assets	2.03	2.09	2.09	2.18	2.20
Bank only capital ratios:
Tier 1 capital to average assets	9.03	8.50	8.38	8.79	8.81
Tier 1 capital to risk weighted assets	13.09	13.69	11.86	12.80	12.71
Total capital to risk weighted assets	14.22	14.72	12.97	14.09	13.86

Horizon Bancorp, Inc. Reports First Quarter 2022 EPS of $0.54

Financial Highlights
(Dollars in Thousands Except Ratios, Unaudited)

	March 31,	December 31,	September 30,	June 30,	March 31,
	2022	2021	2021	2021	2021
Loan data:
Substandard loans	$57,928	$56,968	$91,317	$82,488	$86,472
30 to 89 days delinquent	6,358	8,536	3,997	3,336	5,099

Non–performing loans:
90 days and greater delinquent – accruing interest	107	145	200	—	267
Trouble debt restructures – accruing interest	2,372	2,391	2,433	1,853	1,828
Trouble debt restructures – non–accrual	1,501	1,521	1,604	2,294	2,271
Non–accrual loans	16,133	14,962	25,137	18,175	20,700
Total non–performing loans	$20,113	$19,019	$29,374	$22,322	$25,066
Non–performing loans to total loans	0.54%	0.53%	0.80%	0.63%	0.68%

Allocation of the Allowance for Credit Losses
(Dollars in Thousands, Unaudited)

	March 31,	December 31,	September 30,	June 30,	March 31,
	2022	2021	2021	2021	2021
Commercial	$37,789	$40,775	$43,121	$41,766	$42,980
Residential mortgage	4,351	3,856	3,737	4,108	4,229
Mortgage warehouse	1,055	1,059	1,054	1,155	1,163
Consumer	9,313	8,596	8,867	8,620	8,814
Total	$52,508	$54,286	$56,779	$55,649	$57,186

Net Charge–offs (Recoveries)
(Dollars in Thousands Except Ratios, Unaudited)

	March 31,	December 31,	September 30,	June 30,	March 31,
	2022	2021	2021	2021	2021
Commercial	$38	$926	$(25)	$40	$158
Residential mortgage	(10)	126	(29)	(23)	(65)
Mortgage warehouse	—	—	—	—	—
Consumer	108	360	36	22	115
Total	$136	$1,412	$(18)	$39	$208
Percent of net charge–offs (recoveries) to average loans outstanding for the period	0.00%	0.04%	0.00%	0.00%	0.01%

Horizon Bancorp, Inc. Reports First Quarter 2022 EPS of $0.54

Total Non–performing Loans
(Dollars in Thousands Except Ratios, Unaudited)

	March 31,	December 31,	September 30,	June 30,	March 31,
	2022	2021	2021	2021	2021
Commercial	$7,844	$7,509	$16,121	$10,345	$12,802
Residential mortgage	8,584	8,005	8,641	7,841	7,916
Mortgage warehouse	—	—	—	—	—
Consumer	3,685	3,505	4,612	4,136	4,348
Total	$20,113	$19,019	$29,374	$22,322	$25,066
Non–performing loans to total loans	0.54%	0.53%	0.80%	0.63%	0.68%

Other Real Estate Owned and Repossessed Assets
(Dollars in Thousands, Unaudited)

	March 31,	December 31,	September 30,	June 30,	March 31,
	2022	2021	2021	2021	2021
Commercial	$2,245	$2,861	$2,861	$1,400	$1,696
Residential mortgage	170	695	117	37	37
Mortgage warehouse	—	—	—	—	—
Consumer	5	5	29	46	—
Total	$2,420	$3,561	$3,007	$1,483	$1,733

Horizon Bancorp, Inc. Reports First Quarter 2022 EPS of $0.54

Average Balance Sheets
(Dollars in Thousands, Unaudited)
	Three Months Ended			Three Months Ended
	March 31, 2022			March 31, 2021
	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate
Assets
Interest earning assets
Federal funds sold	$237,605	$91	0.16%	$267,241	$66	0.10%
Interest earning deposits	20,673	24	0.47%	25,527	31	0.49%
Investment securities – taxable	1,646,525	7,391	1.82%	410,063	1,451	1.44%
Investment securities – non–taxable (1)	1,279,082	6,697	2.69%	956,464	5,223	2.80%
Loans receivable (2) (3)	3,616,664	37,879	4.26%	3,780,339	40,818	4.39%
Total interest earning assets	6,800,549	52,082	3.22%	5,439,634	47,589	3.66%
Non–interest earning assets
Cash and due from banks	104,676			85,269
Allowance for credit losses	(54,307)			(57,779)
Other assets	468,757			469,025
Total average assets	$7,319,675			$5,936,149

Liabilities and Stockholders’ Equity
Interest bearing liabilities
Interest bearing deposits	$4,478,621	$1,496	0.14%	$3,524,103	$2,343	0.27%
Borrowings	503,846	1,043	0.84%	365,586	1,231	1.37%
Repurchase agreements	139,742	37	0.11%	111,692	38	0.14%
Subordinated notes	58,763	880	6.07%	58,616	880	6.09%
Junior subordinated debentures issued to capital trusts	56,807	455	3.25%	56,571	559	4.01%
Total interest bearing liabilities	5,237,779	3,911	0.30%	4,116,568	5,051	0.50%
Non–interest bearing liabilities
Demand deposits	1,322,781			1,063,268
Accrued interest payable and other liabilities	42,774			58,912
Stockholders’ equity	716,341			697,401
Total average liabilities and stockholders’ equity	$7,319,675			$5,936,149

Net interest income / spread		$48,171	2.92%		$42,538	3.16%
Net interest income as a percent of average interest earning assets (1)			2.99%			3.29%

(1) Securities balances represent daily average balances for the fair value of securities. The average rate is calculated based on the daily average balance for the amortized cost of securities. The average rate is presented on a tax equivalent basis.

(2) Includes fees on loans. The inclusion of loan fees does not have a material effect on the average interest rate.
(3) Non–accruing loans for the purpose of the computation above are included in the daily average loan amounts outstanding. Loan totals are shown net of unearned income and deferred loan fees. The average rate is presented on a tax equivalent basis.

Horizon Bancorp, Inc. Reports First Quarter 2022 EPS of $0.54

Condensed Consolidated Balance Sheets
(Dollars in Thousands)

	March 31, 2022	December 31, 2021
	(Unaudited)
Assets
Cash and due from banks	$120,954	$593,508
Interest earning time deposits	4,046	4,782
Investment securities, available for sale	1,112,512	1,160,812
Investment securities, held to maturity (fair value $1,827,845 and $1,559,991)	2,006,129	1,552,443
Loans held for sale	3,781	12,579
Loans, net of allowance for credit losses of $52,508 and $54,286	3,659,209	3,590,331
Premises and equipment, net	93,075	93,441
Federal Home Loan Bank stock	24,242	24,440
Goodwill	154,572	154,572
Other intangible assets	20,016	20,941
Interest receivable	27,476	26,137
Cash value of life insurance	97,660	97,150
Other assets	96,656	80,753
Total assets	$7,420,328	$7,411,889

Liabilities
Deposits
Non–interest bearing	$1,325,570	$1,360,338
Interest bearing	4,525,927	4,442,653
Total deposits	5,851,497	5,802,991
Borrowings	728,664	712,739
Subordinated notes	58,786	58,750
Junior subordinated debentures issued to capital trusts	56,850	56,785
Interest payable	1,420	2,235
Other liabilities	45,661	55,180
Total liabilities	6,742,878	6,688,680
Commitments and contingent liabilities
Stockholders’ equity
Preferred stock, Authorized, 1,000,000 shares, Issued 0 shares	—	—
Common stock, no par value, Authorized 99,000,000 shares Issued 43,874,763 and 43,766,931 shares, Outstanding 43,572,796 and 43,547,942 shares	—	—
Additional paid–in capital	351,522	352,122
Retained earnings	380,700	363,742
Accumulated other comprehensive income	(54,772)	7,345
Total stockholders’ equity	677,450	723,209
Total liabilities and stockholders’ equity	$7,420,328	$7,411,889

Horizon Bancorp, Inc. Reports First Quarter 2022 EPS of $0.54

Condensed Consolidated Statements of Income
(Dollars in Thousands Except Per Share Data, Unaudited)
	Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2022	2021	2021	2021	2021
Interest income
Loans receivable	$37,879	$41,171	$40,392	$39,236	$40,818
Investment securities – taxable	7,506	6,491	4,565	2,528	1,548
Investment securities – non–taxable	6,697	6,456	5,911	5,656	5,223
Total interest income	52,082	54,118	50,868	47,420	47,589
Interest expense
Deposits	1,496	1,663	1,808	2,053	2,343
Borrowed funds	1,080	1,061	1,075	1,296	1,269
Subordinated notes	880	881	880	881	880
Junior subordinated debentures issued to capital trusts	455	537	561	558	559
Total interest expense	3,911	4,142	4,324	4,788	5,051
Net interest income	48,171	49,976	46,544	42,632	42,538
Credit loss expense (recovery)	(1,386)	(2,071)	1,112	(1,492)	367
Net interest income after credit loss expense (recovery)	49,557	52,047	45,432	44,124	42,171
Non–interest Income
Service charges on deposit accounts	2,795	2,510	2,291	2,157	2,234
Wire transfer fees	159	205	210	222	255
Interchange fees	2,780	3,082	2,587	2,892	2,340
Fiduciary activities	1,503	1,591	2,124	1,961	1,743
Gains / (losses) on sale of investment securities	—	—	—	—	914
Gain on sale of mortgage loans	2,027	4,167	4,088	5,612	5,296
Mortgage servicing income net of impairment	3,489	300	336	1,503	213
Increase in cash value of bank owned life insurance	510	547	534	502	511
Death benefit on bank owned life insurance	—	—	517	266	—
Other income	892	426	3,357	92	367
Total non–interest income	14,155	12,828	16,044	15,207	13,873
Non–interest expense
Salaries and employee benefits	19,735	20,549	18,901	17,730	16,871
Net occupancy expenses	3,561	3,204	2,935	3,084	3,318
Data processing	2,537	2,672	2,526	2,388	2,376
Professional fees	314	562	522	588	544
Outside services and consultants	2,525	2,197	2,330	2,220	1,702
Loan expense	2,545	2,803	2,645	3,107	2,822
FDIC insurance expense	725	798	279	500	800
Other losses	168	1,925	69	6	283
Other expenses	4,500	4,660	4,142	3,765	3,456
Total non–interest expense	36,610	39,370	34,349	33,388	32,172
Income before income taxes	27,102	25,505	27,127	25,943	23,872
Income tax expense	3,539	4,080	4,056	3,770	3,450
Net income	$23,563	$21,425	$23,071	$22,173	$20,422
Basic earnings per share	$0.54	$0.49	$0.53	$0.50	$0.46
Diluted earnings per share	0.54	0.49	0.52	0.50	0.46